For Immediate Release

FERRO BOARD ELECTS JAMES F. KIRSCH CHAIRMAN

CLEVELAND, Ohio – December 15, 2006 – The Board of Directors of Ferro Corporation (NYSE: FOE) has elected James F. Kirsch as Chairman, President and Chief Executive Officer. Mr. Kirsch had been President and Chief Executive Officer at the Company since December 2005. He joined Ferro in 2004 as President and Chief Operating Officer.

Before coming to Ferro, Mr. Kirsch served as President of Premix Inc. and Quantum Composites, Inc. From 2000 through 2002, he served as President and Director of Ballard Generation Systems and Vice President for Ballard Power Systems in Burnaby, British Columbia, Canada. Mr. Kirsch launched his career at The Dow Chemical Company, where he spent 19 years in a variety of roles, culminating in the position of Global Vice President of Electrochemicals.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,800 employees globally and reported 2005 sales of $1.9 billion.

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INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com